VEDDER, PRICE, KAUFMAN & KAMMHOLZ



                                 February 22, 1996


Kemper International Bond Fund
120 South LaSalle Street
Chicago, Illinois 60603

Re:  Rule 24f-2 for Kemper International Bond Fund (the "Fund")
     File No.  33-85096

Ladies and Gentlemen:

     Reference is made to your Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended December 31, 1995. Reference is also made to the 2,389,148 shares (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

     Assuming that the Fund's Agreement and Declaration of Trust dated September 2, 1994 and the By-Laws of the Fund adopted September 8, 1994 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on September 8, 1994 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and non assessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon an opinion dated December 19, 1994 from Ropes & Gray of Boston, Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus.


     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

                               Sincerely,

                               /s/Vedder, Price, Kaufman & Kammholz

                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
COK/dd